                1001 Air Brake Avenue                           Exhibit 99.1
[WABTEC LOGO]   Wilmerding, PA 15148
                Phone: 412.825.1543                             PRESS
                Fax: 412.825.1789                               RELEASE



CONTACT:     TIM WESLEY, WABTEC, (412) 825-1543
             JEFF DEMARRAIS, GETS, (814) 875-3457


             WABTEC SIGNS DEFINITIVE AGREEMENT TO SELL CERTAIN ASSETS TO GETS FOR $240 MILLION; TRANSACTION EXPECTED TO REDUCE DEBT, IMPROVE STRATEGIC POSITION

                  WILMERDING, Pa., July 26, 2001 -- Wabtec Corporation (NYSE:
             WAB) has signed a definitive agreement to sell certain assets to GE Transportation Systems (GETS) for $240 million in cash. The transaction is expected to close at the end of the third quarter, subject to regulatory approvals. Wabtec plans to use the net after-tax proceeds from the sale, expected to exceed $200 million, primarily to reduce debt. The transaction is expected to be modestly accretive to Wabtec's earnings in 2002, including incremental business from GETS and a reduction in interest expense.

                  At closing, the company expects to have the ability to reduce debt to under $250 million, or less than 55 percent of total capital. This compares to a high of $572 million, or about 75 percent of total capital, in 1999. This represents a reduction of more than $300 million in less than two years, which equates to more than $7 per diluted share of enterprise value.

                  The assets to be sold to GETS primarily include locomotive aftermarket products and services for which Wabtec is not the original equipment manufacturer (OEM). These assets, acquired as part of the MotivePower Industries merger in November 1999, include: Motor Coils Manufacturing, Wabtec Engine Systems, Wabtec Distribution and MPI de Mexico. In addition, GETS will acquire Wabtec's locomotive service contract businesses in Barstow, Calif. and in Mexico.

                  "The MotivePower merger brought us many of the products and services we needed to expand our relationships with the locomotive OEMs, which has been a major corporate goal," said William E. Kassling, Wabtec chairman. "In exploring various strategic relationships, we determined that an outright sale of certain locomotive aftermarket assets would be the best way to position the company long-term to work with a variety of locomotive OEMs. In addition, the proceeds from the sale will be used primarily for debt reduction, another major corporate goal, which will strengthen our balance sheet considerably in this uncertain market."

                  Wabtec would continue to own former MotivePower business units that are OEMs for such products as heat exchangers, electronic components, brake rigging and sanitation systems, as well as its locomotive plant in Boise, Idaho, which builds new and remanufactured, specialty locomotives for switcher and commuter applications. Wabtec would also continue to develop its significant base of operations in Mexico through continued ownership of a modern, multi-product manufacturing facility, and a new foundry, in San Luis Potosi.

                1001 Air Brake Avenue                           Exhibit 99.1
[WABTEC LOGO]   Wilmerding, PA 15148
                Phone: 412.825.1543                             PRESS
                Fax: 412.825.1789                               RELEASE


                  "This transaction would enable Wabtec to focus strategically on our core OEM businesses where we have intellectual property, proprietary know-how and technical expertise that combine to give us a clear, competitive advantage in those market segments," said Gregory T.H. Davies, president and chief executive officer of Wabtec. "In doing so, we are striving to build even stronger Tier I relationships with our key OEM customers, while continuing to offer appropriate support to our end-user customers for these value-added products and services."

                  "Our global railroad customers will now enjoy a wider range of services from GE for their locomotives," said John Krenicki, president and chief executive officer of GE Transportation Systems. "Regardless of the original manufacturer, GETS can now provide spare parts, repair traction and diesel engine components, and perform full locomotive maintenance services for customers with both GE and non-GE locomotives worldwide."

                  By purchasing Wabtec's locomotive services business, GE
             Transportation Systems enhances its ability to provide its customers with a full suite of technology-based locomotive service offerings. In addition, GETS would acquire Motor Coils Manufacturing, which rebuilds various locomotive components; Wabtec Engine Systems, which manufactures and rebuilds turbochargers, power assemblies and related components; Wabtec Distribution, which repairs and manufactures electronics, molded cables and locomotive control cabinets and components, and distributes locomotive parts and components; and MPI de Mexico, which provides a full range of locomotive and component remanufacturing and upgrade services.

                  GE Transportation Systems (http://www.getransportation.com/), headquartered in Erie, Pa., is a global supplier of surface transportation products and services including freight and passenger locomotives and maintenance service, global railroad services such as remote monitoring and diagnostics, railway control and communications systems, propulsion and auxiliary power systems for transit vehicles and motorized drive systems for mining trucks. It employs approximately 8,000 employees worldwide and has sales in excess of $2 billion.

                  Wabtec Corporation (www.wabtec.com) is one of North America's largest providers of value-added, technology-based products and services for the rail industry. Through its subsidiaries, the company manufactures a full range of products for locomotives, freight cars and passenger transit vehicles. The company also builds new locomotives up to 4,000 horsepower and provides aftermarket services, including locomotive and freight car fleet maintenance. The company has facilities located throughout the world. Wabtec's mission is to be judged by its stakeholders as the world-class corporation focused on helping its global rail and transit customers compete more effectively through higher levels of quality, safety and productivity.

                                       ###

                  TO LISTEN TO THE COMPANY'S CONFERENCE CALL WITH INVESTORS, LOG
             ON TO www.wabtec.com. THE CALL WILL BE HELD TODAY AT 11:00 A.M., EASTERN TIME.